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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this registration statement on Form S-4 of our reports dated March 26, 1997 on our audits of the financial statements and related financial statements schedules of PREP Fund 1, PREP Fund 2 and Pension Fund as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and to the inclusion of our report dated November 13, 1997 on our audit of the balance sheet of America First Mortgage Investments, Inc. as of November 12, 1997. We also consent to the reference of our firm under the caption "Experts".

                                          /s/ Coopers & Lybrand L.L.P.
                                          COOPERS & LYBRAND L.L.P.


Omaha, Nebraska
February 12, 1998